[LOGO]                                                Billiton UK Resources B.V.
                                                      Mariahoeve Plein 16
                                                      The Hague
                                                      The Netherlands

--------------------------------------------------------------------------------

February 25, 2000


Mr. David Jenkins
President,
Aurora Gold Corp.
Suite 1505, 1060 Alberni Street
Vancouver, BC
V6E 4K2


RE: Letter of Intent - Private Placement and Property Option, Hammala Property, Kebbouch District, Tunisia.

--------------------------------------------------------------------------------

Dear David,

Further to your recent discussions with our Steve Parry, this is to confirm that Billiton UK Resources B.V., or a designated affiliate of Billiton UK Resources B.V. (hereafter Billiton), a subsidiary of Billiton Plc, hereby proposes with this Letter of Intent ("LOI") a private placement and option agreement regarding your Hammala property, Tunisia, as described in the attached Schedule A (the "Property"). The terms of this offer are subject to the review and approval of the Board of Directors of Billiton and relevant regulatory authorisations.

Under the proposed agreement, Billiton would purchase an initial US$600,000 private placement in Aurora, with private placement funds used to complete a surface mapping and drill programme on the Property. Part of the placement would also be used to investigate and acquire other zinc prospects, as part of a more comprehensive strategic alliance in Tunisia between Aurora and Billiton.

Following delivery of results of this programme, Billiton would have a right to earn an initial 51% interest, and a subsequent 19% interest (aggregate 70%) in the Property through work expenditures of $2 million and project financing, under the terms proposed in this letter.

Details of the offer are presented below. All figures are in US currency.

1. Private Placement: Billiton would purchase 857,143 common shares of Aurora at a price of $.70 per share for proceeds of $600,000. A full warrant would be attached to each share for an aggregate of 857,143 warrants, exercisable for one year after issue at a price of $.85 per share. Exercise of the warrants would be at Billiton's election, and failure to exercise would not result in termination of the Farm-in Rights or Joint Venture contemplated herein.

2. Use of Proceeds: Funds from the private placement totalling $475,000 would be used to conduct a geological programme including drilling at Hammala, pursuant to a programme and budget recommended by Aurora, and approved by Billiton. The remaining $125,000 would be utilised by Aurora to search for other zinc projects in Tunisia, and for general corporate purposes.

3. First Farm-in Right: Up to one year from closing of the private placement, Billiton (or a designated assignee which is an affiliate of Billiton) would have the right to exercise an option to earn a 51% working interest in the Property through an expenditure of $1 million over a 2 year period as per the following schedule:

     --------------------------------------------------------------------------
     COMPLETION DATE                    AMOUNT                   CUMULATIVE AMT
     --------------------------------------------------------------------------
      JUNE 1, 2002                     $500,000                    $500,000
     --------------------------------------------------------------------------
      JULY 1, 2003                     $500,000                    $1,000,000
     --------------------------------------------------------------------------

     Funds expended in the first year of the farm-in right in excess of $500,000 would be attributable to the second year requirement. Billiton would have the right to terminate the option at any time during operation of the First Farm-in Right subject only to prior notification in writing to Aurora of 90 days.

4. Joint Venture: Upon completion of the First Farm-in Right, a joint venture ("Hammala JV") would be established with the participants contributing their share of programme costs according to their percentage working interests, subject to a standard dilution formula for non-contribution.

5. Second Farm-in Right: Upon completion of the First Farm-in Right, but prior to an additional expenditure of $2 million on the Property by the parties, Billiton would have the right to elect to earn a further 19% working interest (for an aggregate 70% interest) by providing Aurora with project financing for all further expenditures to the start of commercial production from the Property. Billiton would recoup its investment on behalf of Aurora from 90% of Aurora's net project cash flow at a rate of LIBOR plus 4%. This rate reflects risk conditions anticipated for Tunisian projects in the medium to long term.

6. Operator: Aurora would be Operator of the project from closing of the Private Placement. Billiton would have the right to become Operator at any time following its election to participate in the First Farm-in Right subject to giving Aurora 90 days notice of its intention. In the event that Billiton assumes operatorship prior to vesting, Billiton will pay Aurora 5% of expenditures up till vesting to a maximum of $25,000. In the event that Billiton assumes operatorship after vesting no payment shall apply.

7. Overhead/Management Fees: The Operator would have the right to charge a 10% fee for administrative and management services to the project. During the two farm-in phases of the agreement, the intent of this is to provide Aurora with significant coverage for its annual administrative costs.

8. Approval of Programmes and Budgets: The Operator would have the responsibility to propose programmes and budgets. During the first farm-in phase of the project, Billiton would have the right to modify and approve the annual programme and budget. During the joint venture phase, the Operator would propose the programme and budget each year, and the participants would have 60 days to review, modify and vote on each programme and budget, pro rata with their respective interest. In case of deadlock, Billiton would hold a deciding vote while its interest was 51% or greater.

9. Pre-emptive Rights: Should one participant decide to encumber or sell its interest in the project to a third party, not including a transfer to an affiliate, the non-selling participant would have the right to purchase the seller's interest on terms no less advantageous to those offered by the third party, or for cash where there is a non-cash component.

10. Future Financing: Billiton would have the right to participate in future Aurora financings pro rata with its percentage interest in Aurora at the time of the future financing.

11. Timing: This LOI expires at 5pm Vancouver time on Friday March 17, 2000. Unless otherwise agreed by the parties, this LOI, once signed, would terminate by June 15, 2000 unless replaced by a signed formal agreement.

12. Additional Properties: Aurora will attempt to acquire additional zinc properties in Tunisia. Aurora agrees to offer any additional properties to Billiton under similar terms as presented in this LOI as long as it remains a party to the agreements contemplated in this LOI. In exchange Billiton agrees to work exclusively with Aurora in Tunisia in terms of identification and acquisition of new claims, and agrees not to acquire properties in Tunisia without first offering said properties to Aurora under similar terms to those presented herein for Hammala. Both Aurora and Billiton will provide each other a schedule for inclusion in the formal agreements identifying specific projects which will be excluded from this provision.

13. Area of Interest: Following the establishment of the Hammala JV as contemplated in this LOI, a two-kilometre area of interest ("AOI") will be established around the Property. Land acquired by either party within this AOI will be offered by the acquiror to the other party at cost for inclusion in the Hammala JV.

14. Domicile: Aurora agrees to move its domicile outside of the United States of America as a condition precedent to closing the private placement and the related property deal.

15. Registration Rights: Aurora will agree to provide Billiton with demand registration rights together with piggyback rights, with respect to the securities issued to Billiton under the private placement in order that Billiton may resell such securities in the United States in a timely fashion. This provision is intended to replace the 4-month hold normally created through the AIF process on Canadian exchanges. The rights would last for a period of two years or until Aurora's shares become tradable on a Canadian exchange, whichever is earlier

In terms of process, we would like to come to agreement on terms of a deal, subject to the board and regulatory approvals noted above. Non-binding agreement would be acknowledged by signing of this letter. We would then ask for a period of up to 7 business days to inform our senior management group of the final version of the deal. A news release, and filing of the proposed agreement with regulatory authorities would then be made, with approval of the news release contents by both Billiton and Aurora within the 7 day business window. The parties would then have 45 days to complete a binding option/joint venture agreement and subscription document. Failure to complete and sign these documents within the 45-day window would result in termination of the terms of this offer, unless agreed otherwise by the parties. We have the templates of both documents essentially in place now, and would expect to deliver first drafts to you within 5 business days.

For clarity, no press release or public disclosure of this offer will be made by either party until the filing and news release noted above. This issue is highly critical to Billiton and we consider maintenance of the information embargo as critical to closing the deal.

In closing, I want to communicate that our goal is to develop significant "strategic alliances" with a number of professional exploration groups during the coming year. We see these alliances as larger than a single venture, with the potential for property transactions both in and out of the associated company. We would very much like to see Aurora as one our partners.

If you are in agreement with the terms of this offer, please so indicate by signing and dating a copy of the offer in the space provided below, and returning one copy to the Billiton Vancouver office.

I trust this letter reflects our discussion, and I look forward to working with you and the Aurora group this summer.

Yours Truly,
Per: Billiton UK Resources B.V.

/s/ Eric B Tweedie


Eric B Tweedie
Director





Agreed and acknowledged this 25th day of February 2000 on behalf of Aurora Gold Corp.





/s/ David E. Jenkins                                          February 25, 2000
--------------------------------------------------------------------------------
Name                                                          Date

David E. Jenkins,  President
--------------------------------------------------------------------------------
Title

                                   SCHEDULE A

               Property Description and Map with UTM Co-ordinates